EXHIBIT 99.1


DeVry University Adopts ''College Code of Conduct'' Regarding Student Loans

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--April 23, 2007--DeVry University announced today that is has joined other academic institutions in adopting a new College Code of Conduct established by the New York Attorney General's Office to ensure best practices in student lending. The Illinois Attorney General's Office has joined with the New York Attorney General's Office in recognizing DeVry University's adoption of the Code.

    The Code of Conduct is consistent with DeVry University's longtime approach of serving as an advocate for students to help them find the resources to pay for their education.

    "Our financial aid practices are guided by the overriding principle of doing what's right for our students," said Daniel
Hamburger, president and CEO of DeVry Inc. "Our goal has always been and continues to be to help students find the resources necessary to finance their education to meet their individual needs."

    The New York Attorney General has focused on relationships between higher education institutions and student loan providers designated as "preferred lenders" by these institutions for their students.

    An internal DeVry University review prompted by a February inquiry from the New York Attorney General's office determined that during the 2004-2005 academic year, DeVry University received $88,122 in revenue-sharing fees associated with a single private loan program from one of its preferred lenders at the time, Citibank. This private loan program was distinct from the university's need-based financial aid program. Citibank already was on the list of nine preferred lenders at the time the revenue-sharing agreement was put into effect and received no special consideration. DeVry has not accepted any fees as a result of revenue-sharing agreements with other lenders.

    In adherence to the Code of Conduct and a settlement agreement with the Attorneys General of New York and Illinois, DeVry University will disburse $88,122 to borrowers who took out these private loans in 2004-2005 to help cover costs of their DeVry education at campuses throughout the country. And under the new Code of Conduct, the university will continue its current policy of not accepting fees from lenders.

    DeVry also determined that in the past, preferred lenders have on occasion paid expenses for its student finance staff to attend seminars, training sessions and advisory board meetings. DeVry will absorb such costs in the future in accordance with the Code of Conduct.

    DeVry emphasized that no employee has received any form of consideration from a lender such as stock, payments for consulting work or honoraria for sitting on a lender advisory board.

    Further, under terms of the agreement signed with the New York and Illinois Attorneys General, DeVry University does not admit, and expressly denies, any wrongdoing.

    DeVry University maintains a preferred lender list as a service to students and selects the lenders through open and competitive requests for proposals. The preferred list helps students sort through an array of loan offers they may receive. The university designates preferred lenders based on their ability to provide services including the following:

    - Competitive rates and terms for students

    - Access to and reliable delivery of both federal and private funds

    - High-quality customer service.

    DeVry makes it clear to students that they are free to take out loans from any lender, and encourages those with existing lender relationships to continue them.

    "We agree with the goal of Attorneys General Andrew Cuomo and Lisa Madigan of ensuring the integrity of the student loan industry, and would further support our public officials in addressing overall higher education access and affordability," commented Hamburger. "Increasing student access and participation in higher education is one of our nation's most critical challenges."

    In fiscal 2006, DeVry University disbursed more than $725 million in financial aid funds to its students, an increase of more than 10 percent over the prior year. DeVry University is dedicated to helping its students gain access to higher education by providing a number of options for students to finance their education.

    About DeVry University

    As one of the largest degree-granting higher education systems in North America, DeVry University and its Keller Graduate School of Management provide high-quality, career-oriented associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. More than 52,000 students are enrolled at its 84 locations in 24 states and Canada, as well as through DeVry University Online. DeVry University is accredited by The Higher Learning Commission and is a member of the North Central Association
(NCA). DeVry University, a division of DeVry Inc. (NYSE:DV), is based in Oakbrook Terrace, Ill. For more information about DeVry University, visit http://www.devry.edu.

    CONTACT: Media Contact:
             Jasculca Terman and Associates
             Bill Strong, 312-573-5474
             bill@jtpr.com
             or
             Investor Contact:
             DeVry University
             Director of Investor Relations
             Joan Bates, 630-574-1949
             jbates@devry.com